As filed with the Securities and Exchange Commission on July 26, 1996
                                               Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         EAGLE PACIFIC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
         Minnesota                                      41-1642846
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)
                            333 South Seventh Street
                            2430 Metropolitan Centre
                          Minneapolis, Minnesota 55402
                                 (612) 371-9650
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           WILLIAM H. SPELL, President
                         Eagle Pacific Industries, Inc.
                            333 South Seventh Street
                            2430 Metropolitan Centre
                          Minneapolis, Minnesota 55402
                                 (612) 371-9650
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:
                                   DOBSON WEST
                                DANIEL A. YARANO
                            Fredrikson & Byron, P.A.
                            1100 International Centre
                             900 Second Avenue South
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000


        Approximate date of commencement of proposed sale to the public:
    From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.


         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ X ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                                              Proposed
                                                                   Proposed Maximum            Maximum           Amount of
Title of Each Class of                          Amount            Offering Price per          Aggregate         Registration
Securities to be Registered                to be Registered             Unit(1)           Offering Price(1)        Fee(1)
- --------------------------------------------------------------------------------------------------------------------------------

Common Stock to be offered by                   894,710                  $3.50               $3,131,485            $1,080
Selling Shareholders
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock to be offered                      200,000                  $3.50                $700,000              $241
by Selling Warrantholders Upon
Exercise of Outstanding Options(2)
- --------------------------------------------------------------------------------------------------------------------------------
Total                                          1,094,710                                     $3,831,485            $1,321
================================================================================================================================

(1) For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the registrant's Common Stock on July 19, 1996 (a date within five business days prior to the date of filing).

(2)      Options are exercisable at $3.125 per share.

         The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                         EAGLE PACIFIC INDUSTRIES, INC.

                        1,094,710 Shares of Common Stock



         This Prospectus relates to the offer and sale of up to 1,094,710 shares of Common Stock par value of $.01 per share, (the "Shares"), of Eagle Pacific Industries, Inc., a Minnesota corporation (the "Company") by certain Selling Shareholders (the "Selling Shareholders"). Of such Shares, (i) an aggregate of 894,710 Shares may be offered and sold by certain Selling Shareholders of the Company's Common Stock, and (ii) an aggregate of 200,000 Shares may be offered and sold by certain Selling Shareholders who may exercise outstanding Options and resell the Shares pursuant to this Prospectus. See "Principal and Selling Shareholders." The Company will receive proceeds from any Options that may be exercised in connection herewith, but will not receive any proceeds from the sale of any Shares by the Selling Shareholders.

         The Selling Shareholders have advised the Company that all or a portion of the Shares offered by them may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold through one or more of the following: (a) ordinary brokerage or market making transactions and transactions in which the broker or dealer solicits purchasers; (b) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and (c) purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act") in connection with such sales. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under this Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Company has agreed to maintain this registration until the earlier of the date the Selling Shareholders sell all of their Shares, Rule 144 is available to such Selling Shareholders or two years from the date of this Prospectus. See "Plan of Distribution."

         The Company will bear all expenses of the offering (estimated to be $15,000), except that the Selling Shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel and experts for the Selling Shareholders. The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

         The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "EPII." The closing bid price of the Company's Common Stock on July 19, 1996, as reflected on the Nasdaq SmallCap Market was $3.50 per share.


                             -----------------------

                FOR INFORMATION CONCERNING CERTAIN RISKS RELATING
                 TO AN INVESTMENT IN THE COMPANY'S COMMON STOCK
                               SEE "RISK FACTORS."
                             -----------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                    The date of this Prospectus is July ____, 1996.

         No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

     1. The Company's annual report on Form 10-KSB (Commission File No. 0-18050) for its 1995 fiscal year ended December 31, 1995.

     2. The Company's quarterly report on Form 10-QSB (Commission File No. 0-18050) for its fiscal quarter ended March 31, 1996.

     3. The description of the Company's Common Stock, $.01 par value, which is contained or incorporated by reference in the Company's Registration Statement on Form 8-A (Commission File No. 0-18050) filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to William H. Spell, President, Eagle Pacific Industries, Inc., 333 South Seventh Street, 2430 Metropolitan Centre, Minneapolis, Minnesota 55402; Telephone (612) 371-9650.

                                   THE COMPANY

         Eagle Pacific Industries, Inc., a Minnesota corporation, (the "Company") is a holding company of Eagle Plastics, Inc. ("Eagle"), Pacific Plastics, Inc., ("Pacific") and Arrow Plastics, Inc., ("Arrow") (collectively the "Subsidiaries") leading extruders of polyvinyl chloride (PVC) pipe and polyethylene (PE) tubing products. The Company ranks among the top six producers of small to medium diameter plastic pipe and tubing products in the United States. The Company operates manufacturing facilities in Hastings, Nebraska, Hillsboro, Oregon and Midvale, Utah. The Company produces an average of 150 miles of pipe each day on 34 extrusion lines, using an estimated 120 million pounds of resin annually. The Company's diverse customer base includes more than 1,000 purchasers of products for the building and construction, commercial and residential plumbing, turf irrigation, municipal water and sewage, natural gas distribution and telecommunications industries. The Company's products are sold in 30 states throughout the continental United States, Alaska and Hawaii and in three western Canadian provinces. The Company's principal executive offices are located at 333 South Seventh Street, 2430 Metropolitan Centre, Minneapolis, Minnesota 55402 and its telephone number is (612) 371-9650.

                                  RISK FACTORS

Prospective investors should carefully consider the following risk factors.

     1. Raw Material  Cost  Fluctuations.  The Company's  operating  results and financial condition may be adversely affected by uncontrollable market fluctuations in the availability and cost of its primary raw material: resin. While supplies are readily available, the Company has experienced, in the past, significant cost increases in resin prices. For example, in 1995, the Company's gross margins were adversely affected by fluctuations in resin prices. The Company believes that its competitors have also experienced similar price increases. The Company has historically attempted to pass such price increases onto its customers but has not always been able to do so due to its large inventories of resin. The Company has reduced its inventory of resin and instituted inventory control policies to control its inventory of resin. As a result, the Company believes it will be able to pass price increases of resin onto its customers, however, there is no assurance that it will be able to do so. If resin prices decline substantially and rapidly, the Company's gross margins may be adversely affected as in 1995. The Company's operations will be adversely affected if it is not able to pass on resin price increases to its customers. Furthermore, resin price increases may adversely affect the Company's sales as customers purchase less of its products due to the increase in prices.

         2. Leveraged Purchase. To acquire the operations of its Subsidiaries, it was necessary for the Company to raise a substantial amount of debt resulting in the Company and its Subsidiaries being highly leveraged. If Eagle's, Pacific's and/or Arrow's businesses do not perform as anticipated, or consistent with past performance and it fully utilizes the funds available under its line-of-credit, the cash flow generated by the Company's Subsidiaries may not be sufficient to pay the Company's debt service obligations. In such event, the holder of such debt could foreclose on the assets of the Company's Subsidiaries and the Company's shareholders could lose their entire investment.

         3. Competition. The business in which the Company is engaged is highly competitive and some of the Company's competitors have greater resources than the Company. There can be no assurance that the Company will be able to compete in the future. In particular, price is a very important competitive factor in the sale of plastic pipe and there can be no assurance that the Company will continue to be price competitive.

         4. Failure to Successfully Implement Acquisition Strategy. The Company has developed a strategy to expand the Company through internal growth and expansion of the basic business, by selling its existing products into new market niches and by the acquisition of other companies in the industry. Failure to successfully acquire any companies, in light of the consolidation that is occurring within the industry, may adversely affect the Company's competitiveness. In addition, the Company's operations may be adversely affected should it pay too much consideration for an acquired company, incur unforeseen liabilities, or the acquired company fails to perform as the Company anticipated. Current shareholders may experience substantial dilution of their investment if the Company issues shares of its Common Stock or Warrants or other rights to purchase Common Stock pursuant to an acquisition.

     5. Possible Need for Additional Financing. In order to successfully implement the Company's acquisition strategy the Company may be required to find additional sources of financing. Such additional financing may be sought from a number of sources, including possible future sales of equity securities or loans from banks or other financial institutions. No assurance can be given that the Company will be able to sell future securities or obtain additional financing from any source. If the Company is able to sell additional shares of its securities, it may be required to do so at a price that is less than the price of the Shares offered hereby. Sales of equity securities could therefore result in substantial additional dilution to investors in the Shares offered hereby. Finally, additional debt financing could be very difficult to obtain due to the Company's highly leveraged financial condition as a result of its acquisition of Eagle, Pacific and Arrow.

         6. Dependence on Construction Industry. Many of Company's products are used in the construction of residential and business properties. In the event such construction slows for any reason including poor economic conditions or weather, the sale of Company products used in the construction of residential and business properties could be adversely affected. Early Spring flooding in the Midwest in 1995 caused a delay in many construction projects and resulted in Company sales and income being less than projected. There can be no assurance that Company will not encounter similar problems in the future.

         7. Company Net Operating Loss. As of December 31, 1995, the Company has a net operating loss carry-forward of approximately $44,400,000 million (the "NOL") that it intends to use to offset a substantial portion of future taxable income of the Company, if any. The rules concerning the availability of the NOL are complicated and include rules concerning ownership changes in Company Common Stock. If the rules applicable to the NOL are violated, the availability of the NOL may be limited or extinguished. Further, current holders of Eagle Common Stock, along with persons who may obtain Eagle Common Stock through exercise of options or warrants, could hold in the aggregate over 20% of the Eagle outstanding Common Stock. If ownership by persons, other than the Company, in Eagle's outstanding Common Stock exceeds 20%, the Company may not file a consolidated income tax return with Eagle resulting in the Company not receiving the benefit of the NOL.

     8. Sufficiency of Working Capital. As of March 31, 1996, the Company had a zero cash balance and $591,295 in available working capital. The Company estimates that as of March 31, 1996, there is an additional $5.5 million that could be drawn under its bank lines of credit. The amount available under the bank lines of credit fluctuates daily based on the Company's eligible accounts receivable and inventory. The Company's lines of credit and term note are subject to a loan agreement containing standard covenants, representations and warranties, are secured by all the assets of Eagle and Pacific, except real property and guaranteed by the Company. A violation of the loan agreement could result in termination of the loan agreement which would require the Company to repay the loans in full. The Company has been in default of the financial covenants in the past and the bank has waived such violations. The Company and bank have amended the loan agreement to adjust the financial covenants. Although the Company believes it will be able to meet the requirements of the amended loan agreement in the future, there is no assurance that the Company will not violate the covenants or that the bank will waive any violations. In addition, the Company's ability to obtain additional equity capital may be limited and, if obtainable at all, would result in substantial dilution. Therefore, the Company's ability to fund its working capital requirements in the future will be almost entirely dependent on generating sales which equal or exceed the Company's fiscal 1995 sales and in achieving profitable operations in fiscal 1996. In addition, any unforeseen expense of a material nature could materially and adversely affect the Company's ability to fund its ongoing operations.

     9. Immediate Substantial Dilution. Investors purchasing Shares in this offering pursuant to exercise of the options will experience an immediate and substantial dilution of their investment in the Company.

     10. Dividends. The Company has never paid a cash dividend on its Common Stock and intends to retain any earnings to finance the development of its business.

     11. Prior Market for Common Stock

     The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "EPII." While the Common Stock has been admitted for trading on the Nasdaq SmallCap Market and the Company currently satisfies the requirements for continued listing, such trading could be halted in the future for failure to meet Nasdaq maintenance requirements. No assurances can be given that the Company will be able to continually satisfy the requirements for continued listing on the Nasdaq SmallCap Market. The high and low bid prices for shares of the Company's Common Stock for the quarter ended June 30, 1996 were $4.25 and $1.50 per share, respectively. On July 19, 1996, the closing price for the Company's Common Stock as quoted on the Nasdaq SmallCap Market was $3.50 per share.

     12. Anti-Takeover Provisions

     The Company's Articles of Incorporation provide that the Board of Directors may issue up to 50,000,000 shares, which shall consist of 30,000,000 shares of Common Stock and 20,000,000 Undesignated Shares with such rights and preferences as may be determined from time to time by the Board of Directors, without further shareholder approval. In September 1993, the Company authorized the establishment and issuance of 2,000,000 Series A 7% Convertible Preferred Stock from the Undesignated Shares, which were subsequently converted to shares of Common Stock. As a result, the Company has 18,000,000 Undesignated Shares remaining unissued. Issuance of additional Preferred or Common Stock could result in dilution of the voting power of Common Stock, adversely affect its holders in the event of liquidation of the Company, or delay or prevent a change in control of the Company. In addition, Section 302A.671 of the Minnesota Statutes, among other things, denies voting rights with respect to certain "control share" acquisitions of the Company's Common Stock without prior approval of the Company's shareholders and Section 302A.673 of the Minnesota Statutes prohibits business combinations with any shareholder within five years of that shareholder's control share acquisition, made without approval of a committee of the Company's Board of Directors. The ability of the Board of Directors to issue additional Preferred or Common Stock and Minnesota Statutes could impede or deter a tender offer or takeover proposal regarding the Company.

                                 USE OF PROCEEDS

         Assuming  certain  Selling   Shareholders  listed  in  this  Prospectus
exercise their Options to purchase an aggregate of 200,000 shares of Common Stock, the estimated net proceeds to be received by the Company are approximately $625,000 net of expenses. There is no obligation on the part of Selling Shareholders to exercise all or any portion of the outstanding Options. Based upon the current market price of the Company's Common Stock there is no assurance that the Warrants will be exercised. Thus, there can be no assurance that the Company will receive the estimated net proceeds or any proceeds from this offering. Any proceeds received will be used to repay existing debt and for general working capital purposes.

                              SELLING SHAREHOLDERS

         The following table sets forth, as of the date of this Prospectus, certain information the Selling Shareholders.


                                                 Before the Offering                                     After the Offering
                                      ----------------------------------------                -------------------------------------
                                            Shares           Percentage of         Shares           Shares          Percentage of
                                          Beneficially        Outstanding           Being        Beneficially        Outstanding
Name and Address of                        Owned(1)            Shares(1)(2)      Offered(3)       Owned(1)            Shares(1)(2)
Beneficial Owner
SELLING SHAREHOLDERS(3)

Kenneth G. Bryfogle                           5,500                *               5,500             ---                  *

Keith Oehlschlager                            6,000                *               6,000             ---                  *

Jones University Retirement Fund             12,000                *               12,000            ---                  *

Edith Von Bibra                              25,000                *               25,000            ---                  *

Conrad Von Bibra                             20,000                *               20,000            ---                  *

Beachlawn Mortgage                           25,000                *               25,000            ---                  *

Amguard Ins. Co.                              6,400                *               6,400             ---                  *

Norguard Ins. Co.                            10,400                *               10,400            ---                  *

James R. Savage                              24,000                *               24,000            ---                  *

Hayes & Associates                            4,500                *               4,500             ---                  *

Thomas E. Rassieur                            8,000                *               8,000             ---                  *

Citizens Auto Corp.                          16,000                *               16,000            ---                  *

William Vesey                                 4,100                *               4,100             ---                  *

James L. Vesey                                4,100                *               4,100             ---                  *

Carolyn H. Vesey                             12,000                *               12,000            ---                  *

Martha R. Morgan                              6,000                *               6,000             ---                  *

Miriam Foundation                             2,500                *               2,500             ---                  *

Urmil & Ananad Dhanda                         3,500                *               3,500             ---                  *

Barnard J. Gottstein                          5,000                *               5,000             ---                  *

Okabena Partnership K                       425,000              7.4%             400,000           25,000                *

Loyal Sorensen (4)                          190,650              3.3%             190,650            ---                  *

Zelda Sorensen                               45,849                *               45,849            ---                  *

Jarred Thompson (5)                         185,256              3.2%             185,256            ---                  *

Sharron Sorensen                             40,455                *               40,455            ___                  *

David Paul Schnase (6)                       10,000                *               10,000            ___                  *

Richard Alan Schnase                          2,500                *               2,500             ___                  *

James Edward Schnase                         10,000                *               10,000            ___                  *

Joan Elizabeth Johnson                       10,000                *               10,000            ___                  *

*        Less than one percent

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of this Prospectus, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group. For purposes of calculation, the percent of class owned after this offering, it was assumed that the officers, directors and principal shareholders will not be purchasing shares in this offering, unless otherwise indicated, each person named or included in the group has sole voting and investment power with respect to the shares of Common Stock set forth opposite his/her name.

(2) Based on 5,734,090 shares of common stock issued and outstanding as of July 22, 1996. Each percentage calculation assumes the exercise of only those options and warrants held by the corresponding person or persons which are exercisable as of July 22, 1996.

(3) Selling Shareholder may sell, at each Selling Shareholder's discretion, all or a portion of the Common Stock being offered pursuant to this Prospectus. There is no obligation on the part of the Selling Shareholders to sell any Shares pursuant to this offering or exercise any outstanding Warrants or sell the Common Stock received by such exercise.

(4) Mr. Sorensen is a Senior Vice President of Pacific Plastics, Inc. This amount includes options to purchase 100,000 shares of Common Stock at $3.125 per share.

(5) Mr. Thompson is a Vice President of Pacific Plastics, Inc. This amount includes options to purchase 100,000 shares of Common Stock at $3.125 per share.

(6) Mr. David Paul Schnase is a Senior Vice President of Sales and Marketing for Eagle Plastics, Inc. He is the son of Larry Schnase, a director of the Company. Richard Alan Schnase, James Edward Schnase and Joan Elizabeth Johnson are affiliates of David Schnase.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that all or a portion of the Shares offered by the Selling Shareholders hereby may be sold from time to time by the Selling Shareholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following means: (a) ordinary brokerage or market making transactions and transactions in which the broker or dealer solicits purchasers;
(b) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and (c) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following expenses will be paid by the Company in connection with the distribution of the shares registered hereby. The Company is paying all Selling Shareholder's expenses related to this offering, except the Selling Shareholders will pay any applicable broker's commissions and expenses, transfer taxes, as well as fees and disbursements of counsel and experts for the Selling Shareholder. All of such expenses, except for the SEC Registration Fee, are estimated.

   SEC Registration Fee ............................................$   1,321
   NASD Fee ................................................................0
   Nasdaq listing fee ......................................................0
   Legal Fees and Expenses .............................................6,000
   Accountants' Fees and Expenses ......................................2,500
   Printing Expenses ...................................................1,000
   Blue Sky Fees and Expenses ........................................  3,500
   Miscellaneous ......................................................   679
      Total ..........................................................$15,000

Item 15.  Indemnification of Directors and Officers.

         Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. Article 8 of the Company's Amended Articles of Incorporation provide that directors shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director tot he fullest extent permitted by Minnesota statutes.

Item 16.          Exhibits


         Exhibit No.       Document

         5                 Opinion and Consent of Fredrikson & Byron, P.A.

         23.1              Consent of Deloitte & Touche, LLP.

         23.2 Consent of Fredrikson & Byron, P.A. (included in their opinion filed as Exhibit 5).

         24 Power of Attorney from certain directors and officers (included on the "Signatures" pages hereto).




Item 17.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           Provided,  however,  that  paragraphs  (a)(1)(i)  and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the __th day of July, 1996.

                                                EAGLE PACIFIC INDUSTRIES, INC.


                                                By/s/ William H. Spell
                                                William H. Spell, President



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                               (Power of Attorney)

         Each person whose signature appears below constitutes and appoints William H. Spell and Bruce A. Richard, and each of them, as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement on Form S-3 of Eagle Pacific Industries, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and for all intent and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


Signature                Title                                   Date


/s/ Harry W. Spell       Chairman of the Board and               July 24, 1996
Harry W. Spell           Chief Executive Officer


                                                 (Signatures on following page)

/s/ Bruce A. Richards      Vice Chairman,                        July 24, 1996
Bruce A. Richards          Treasurer, and Secretary and
                           Director


/s/ G. Peter Koren         Director                              July 24, 1996
G. Peter Koren


/s/ George R. Long         Director                              July 24, 1996
George R. Long


/s/ Richard W. Perkins     Director                             July 24, 1996
Richard W. Perkins


/s/ Larry D. Schnase       Director                             July 24, 1996
Larry D. Schnase


/s/ William H. Spell       Director                             July 24, 1996
William H. Spell

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    EXHIBITS
                                       to
                         Form S-3 Registration Statement



                         Eagle Pacific Industries, Inc.
             (Exact name of Registrant as specified in its charter)



                                      INDEX

                                                             Sequential Page
                                                          Number in Sequential
Exhibit                                                     Numbered Form S-3

5        Opinion and consent of Fredrikson & Byron, P.A......

23.1     Consent of Deloitte & Touche, LLP...................

23.2     Consent of Fredrikson & Byron, P.A..................  See Exhibit 5

24       Power of attorney from directors (Included in signature
         page of this Registration Statement)................